ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF NICHOLAS LIMITED EDITION, INC.

1. Nicholas Limited Edition, Inc., a Maryland Corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

2. The Amended and Restated Articles of Incorporation of the Corporation are hereby amended as follows:

a. Paragraph A of Article Fourth is deleted in its entirety and replaced with the following:

“A. The aggregate number of shares of capital stock of all classes which the Corporation shall have the authority to issue is fifty million (50,000,000) shares of common stock, having a par value of one cent ($0.01) per share for all authorized shares, amounting to an aggregate par value of five hundred thousand dollars ($500,000).”

b. Paragraph E of Article Fourth is deleted in its entirety and replaced with the following: “Until such time as the Board of Directors shall provide otherwise in accordance with paragraph C of this Article FOURTH, the Corporation shall have two class of common stock, the Nicholas Limited Edition, Inc. Class I (“Class I”) and the Nicholas Limited Edition, Inc. Class N (“Class N”). The authorized shares of common stock of the Corporation shall be allocated to such classes as follows: (i) twenty-one million (21,000,000) shares of the authorized shares of stock of the Corporation shall be allocated to Class I; and (ii) twenty-

nine million (29,000,000) shares of the authorized shares of stock of the Corporation shall be allocated to Class N.

3. This amendment of the Amended and Restated Articles of Incorporation of the Corporation has been approved by the directors of the Corporation, without action by the stockholders, in accordance with Section 2-105(a)(12) of the Maryland Corporations and Association Law.

     We, the undersigned President and Secretary of the Corporation, swear under penalties of perjury that the foregoing is a corporate act.

Dated this	day of December, 2005.

/s/ David O. Nicholas
David O. Nicholas, President

/s/ Jeffrey T. May
Jeffrey T. May, Secretary

Return address of filing party:

Marcia Y. Lucas, Esq. Michael Best & Friedrich LLP 100 East Wisconsin Avenue, Suite 3300 Milwaukee, Wisconsin 53202-4108 (414) 271-6560